Amended and restated term sheet no. 4-A† To prospectus dated December 1, 2005, prospectus supplement dated October 12, 2006 and product supplement no. 103-I dated October 19, 2007	Term sheet no. 4-A to Product Supplement No. 103-I Registration Statement No. 333-130051 Dated November 15, 2007; Rule 433

Structured Investments	JPMorgan Chase & Co.
$
Notes Linked to a Weighted Basket of Three Buffered Return Enhanced Components, Consisting of the Dow Jones EURO STOXX 50® Index, the FTSE™ 100 Index and the Nikkei 225 Index due November 28, 2008

General

  The notes are designed for investors who seek a return of twice the appreciation of each underlying in a weighted diversified basket of three international buffered return enhanced components, consisting of the Dow Jones EURO STOXX 50® Index, the FTSE™ 100 Index and the Nikkei 225 Index, each of which is subject to a different maximum return as described below, at maturity. Investors should be willing to forgo interest and dividend payments and, if any Component Underlying declines by more than 10%, be willing to lose some or all of their principal.
  Senior unsecured obligations of JPMorgan Chase & Co. maturing November 28, 2008†.
  Minimum denominations of $50,000 and integral multiples of $1,000 in excess thereof.
  The notes are expected to price on or about November 16, 2007‡ and are expected to settle on or about November 21, 2007.

Key Terms

Basket/Basket Components:

The notes are linked to a weighted basket consisting of three buffered return enhanced components (each a “Basket Component,” and together, the “Basket Components”, each linked to an international index (each a “Component Underlying,” and together, the “Component Underlyings”) as set forth below:

Component Underlying	Component Weighting	Buffer Amount	Upside Leverage Factor	Maximum Return*	Downside Leverage Factor

Dow Jones EURO STOXX 50® Index	45%	10%	2	17.70%	1.1111
FTSE™ 100 Index	30%	10%	2	16.10%	1.1111
Nikkei 225 Index	25%	10%	2	22.50%	1.1111

* The actual Maximum Return for each Basket Component will be set on the pricing date and will not be less than the applicable percentage set forth in the table above. The maximum payment at maturity, based on the percentages set forth above, is $1,184.20 per $1,000 principal amount note.

Payment at Maturity:

The amount you will receive at maturity is based on the Basket Return, which in turn is based on the performance of the Basket Components. At maturity, your payment per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 x Basket Return)
Basket Return:	The sum of the products of (a) the Component Return of each Basket Component and (b) the Component Weighting of such Basket Component.
Component Return:	With respect to each Basket Component, the Component Return will be calculated as follows:
	Ending Underlying Level	Component Return

	is greater than the Starting Underlying Level	Underlying Return x upside leverage factor, subject to the Maximum Return
	is equal to the Starting Underlying Level or less than the Starting Underlying Level by not more than the buffer amount	0
	is less than the Starting Underlying Level by more than the buffer amount	(Underlying Return + buffer amount) x downside leverage factor

For each Basket Component, if the Ending Underlying Level for the applicable Component Underlying declines from the Starting Underlying Level for such Component Underlying by more than 10%, your return on the notes at maturity may be adversely affected and you may lose some or all of your investment at maturity.

Maximum Return:

With respect to a Basket Component, a percentage that we will determine on the pricing date and that will not be less than the respective percentage set forth above under “Basket/Basket Components.” For example, if the Underlying Return for the Dow Jones EURO STOXX 50® Index is more than 8.85%, the applicable Component Return will be equal to the applicable Maximum Return, or 17.70%*.

Underlying Return:	With respect to each Component Underlying, the performance of the Component Underlying from the Starting Underlying Level to the Ending Underlying Level, calculated as follows:
Ending Underlying Level – Starting Underlying Level Starting Underlying Level
Starting Underlying Level:	With respect to each Component Underlying, the Index closing level on the pricing date.
Ending Underlying Level:	With respect to each Component Underlying, the arithmetic average of the Index closing levels on each of the Ending Averaging Dates.
Ending Averaging Dates††:	November 18, 2008, November 19, 2008, November 20, 2008, November 21, 2008 and November 25, 2008
Maturity Date††:	November 28, 2008
CUSIP:

†

This term sheet no. 4-A amends and restates and supersedes term sheet no. 4 to product supplement no. 103-I (term sheet no. 4 is available on the SEC website at http://www.sec.gov/Archives/edgar/data/19617/000089109207004895/e29179_fwp.pdf in its entirety.

††	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 103-I.
‡	The pricing of the notes is subject to our special tax counsel delivering to us their opinion as described under “Selected Purchase Considerations — Capital Gains Tax Treatment.”

Investing in the Notes Linked to a Basket Consisting of Buffered Return Enhanced Components involves a number of risks. See “Risk Factors” beginning on page PS-9 of the accompanying product supplement no. 103-I and “Selected Risk Considerations” beginning on page TS-3 of this term sheet no. 4-A.

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet no. 4-A relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, each prospectus supplement, product supplement no. 103-I and this term sheet no. 4-A if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet no. 4-A or the accompanying prospectus supplements and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Fees and Commissions (1)	Proceeds to Us

Per note	$	$	$

Total	$	$	$

(1)	Please see “Supplemental Underwriting Information” in this term sheet no. 4-A for information about commissions.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

JPMorgan

November 15, 2007

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this term sheet no. 4-A together with the prospectus dated December 1, 2005, as supplemented by the prospectus supplement dated October 12, 2006 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 103-I dated October 19, 2007. This term sheet no. 4-A, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. This term sheet no. 4-A amends and restates and supersedes term sheet no. 4 dated November 9, 2007 to product supplement no. 103-I in its entirety. You should rely only on the information contained in this term sheet no. 4-A and in the documents listed below in making your decision to invest in the notes. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 103-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  Product supplement no. 103-I dated October 19, 2007:
  http://www.sec.gov/Archives/edgar/data/19617/000089109207004460/e28866_424b2.pdf

  Prospectus supplement dated October 12, 2006:
  http://www.sec.gov/Archives/edgar/data/19617/000089109206003117/e25276_424b2.pdf

  Prospectus dated December 1, 2005:
  http://www.sec.gov/Archives/edgar/data/19617/000089109205002389/e22923_base.txt

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this term sheet no. 4-A, the “Company,” “we,” “us” or “our” refers to JPMorgan Chase & Co.

What Is the Underlying Return for Each Component Underlying and the Corresponding Component Return for Each Basket Component Assuming a Range of Performance for Each Component Underlying?

The following table illustrates the hypothetical Underlying Return for each Component Underlying and the corresponding Component Return for each Basket Component. The hypothetical Underlying Returns and Component Returns set forth below assume a Starting Underlying Level of 4300, 6400 and 16000 for the Dow Jones EURO STOXX 50® Index, the FTSE™ 100 Index and the Nikkei 225 Index, respectively, and a Maximum Return of 17.70%, 16.10% and 22.50% for the Basket Components linked to the Dow Jones EURO STOXX 50® Index, the FTSE™ 100 Index and the Nikkei 225 Index, respectively. The hypothetical Underlying Returns and Component Returns set forth below are for illustrative purposes only and may not be the actual Underlying Returns and Component Returns applicable to a purchaser of the notes. The numbers appearing in the following table have been rounded for ease of analysis.

Dow Jones EURO STOXX 50® Index			FTSE™ 100 Index			Nikkei 225 Index

Ending Underlying Level	Underlying Return	Component Return	Ending Underlying Level	Underlying Return	Component Return	Ending Underlying Level	Underlying Return	Component Return

7740.00	80.00%	17.70%	11520.00	80.00%	16.10%	28800.00	80.00%	22.50%
7095.00	65.00%	17.70%	10560.00	65.00%	16.10%	26400.00	65.00%	22.50%
6450.00	50.00%	17.70%	9600.00	50.00%	16.10%	24000.00	50.00%	22.50%
6020.00	40.00%	17.70%	8960.00	40.00%	16.10%	22400.00	40.00%	22.50%
5590.00	30.00%	17.70%	8320.00	30.00%	16.10%	20800.00	30.00%	22.50%
5160.00	20.00%	17.70%	7680.00	20.00%	16.10%	19200.00	20.00%	22.50%
4730.00	10.00%	17.70%	7040.00	10.00%	16.10%	17800.00	11.25%	22.50%
4680.55	8.85%	17.70%	6915.20	8.05%	16.10%	17600.00	10.00%	20.00%
4601.00	7.00%	14.00%	6848.00	7.00%	14.00%	17280.00	8.00%	16.00%
4558.00	6.00%	12.00%	6784.00	6.00%	12.00%	16960.00	6.00%	12.00%
4515.00	5.00%	10.00%	6720.00	5.00%	10.00%	16800.00	5.00%	10.00%
4300.00	0.00%	0.00%	6400.00	0.00%	0.00%	16000.00	0.00%	0.00%
4085.00	-5.00%	0.00%	6080.00	-5.00%	0.00%	15200.00	-5.00%	0.00%
3870.00	-10.00%	0.00%	5760.00	-10.00%	0.00%	14400.00	-10.00%	0.00%
3440.00	-20.00%	-11.11%	5120.00	-20.00%	-11.11%	12800.00	-20.00%	-11.11%
3010.00	-30.00%	-22.22%	4480.00	-30.00%	-22.22%	11200.00	-30.00%	-22.22%
2580.00	-40.00%	-33.33%	3840.00	-40.00%	-33.33%	9600.00	-40.00%	-33.33%
2150.00	-50.00%	-44.44%	3200.00	-50.00%	-44.44%	8000.00	-50.00%	-44.44%
1720.00	-60.00%	-55.56%	2560.00	-60.00%	-55.56%	6400.00	-60.00%	-55.56%
1290.00	-70.00%	-66.67%	1920.00	-70.00%	-66.67%	4800.00	-70.00%	-66.67%
860.00	-80.00%	-77.78%	1280.00	-80.00%	-77.78%	3200.00	-80.00%	-77.78%
430.00	-90.00%	-88.89%	640.00	-90.00%	-88.89%	1600.00	-90.00%	-88.89%
0.00	-100.00%	-100.00%	0.00	-100.00%	-100.00%	0.00	-100.00%	-100.00%

JPMorgan Structured Investments —
Notes Linked to a Weighted Basket of Three Buffered Enhanced Components, Consisting of the Dow Jones EURO STOXX 50® Index, the FTSE™ 100 Index and the Nikkei 225 Index
TS-1

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the payment at maturity is calculated under various hypothetical circumstances. You should review the following examples in conjunction with the hypothetical table set forth on the previous page, including the underlying assumptions described on the previous page. The hypothetical payments at maturity set forth below are for illustrative purposes only and may not be the actual payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following examples have been rounded for ease of analysis.
Example 1: The level of the Dow Jones EURO STOXX 50® Index increases from a Starting Underlying Level of 4300 to an Ending Underlying Level of 4558, the FTSE™ 100 Index increases from a Starting Underlying Level of 6400 to an Ending Underlying Level of 6720, and the level of the Nikkei 225 Index increases from a Starting Underlying Level of 16000 to an Ending Underlying Level of 17280. Because the Ending Underlying Level of each Component Underlying is greater than its Starting Underlying Level, and each of the Underlying Return of 6.00% for the Dow Jones EURO STOXX 50® Index, 5.00% for the FTSE™ 100 Index and 8.00% for the Nikkei 225 Index, each multiplied by 2, does not exceed the applicable Maximum Return of 17.70%, 16.10% and 22.50%, respectively, the Basket Return is calculated as follows:

[(6% x 2) x 45%] + [(5% x 2) x 30%] + [(8% x 2) x 25%] = 12.40%

Accordingly, the investor receives a payment at maturity of $1,124.00 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 x 12.40%) = $1,124.00

Example 2: The level of the Dow Jones EURO STOXX 50® Index increases from a Starting Underlying Level of 4300 to an Ending Underlying Level of 5160, the FTSE™ 100 Index increases from a Starting Underlying Level of 6400 to an Ending Underlying Level of 8320, and the level of the Nikkei 225 Index increases from a Starting Underlying Level of 16000 to an Ending Underlying Level of 22400. Because the Ending Underlying Level of each Component Underlying is greater than its Starting Underlying Level, and each of the Underlying Return of 20.00% for the Dow Jones EURO STOXX 50® Index, 30.00% for the FTSE™ 100 Index and 40.00% for the Nikkei 225 Index, each multiplied by 2, exceeds the applicable Maximum Return of 17.70%, 16.10% and 22.50%, respectively, the Basket Return is calculated as follows:

(17.70% x 45%) + (16.10% x 30%) + (22.50% x 25%) = 18.42%

Accordingly, the investor receives a payment at maturity of $1,184.20 per $1,000 principal amount note, which reflects the maximum payment at maturity, calculated as follows:

$1,000 + ($1,000 x 18.42%) = $1,184.20

Example 3: The level of the Dow Jones EURO STOXX 50® Index increases from a Starting Underlying Level of 4300 to an Ending Underlying Level of 4730, the FTSE™ 100 Index increases from a Starting Underlying Level of 6400 to an Ending Underlying Level of 6784, and the level of the Nikkei 225 Index increases from a Starting Underlying Level of 16000 to an Ending Underlying Level of 17600. Because the Ending Underlying Level of each Component Underlying is greater than its Starting Underlying Level, and the Underlying Return of 10.00% for the Dow Jones EURO STOXX 50® Index multiplied by 2 exceeds the applicable Maximum Return of 17.70%, while each of the Underlying Return of 6.00% for the FTSE™ 100 Index and 10.00% for the Nikkei 225 Index, each multiplied by 2, does not exceed the applicable Maximum Return of 16.10% and 22.50%, respectively, the Basket Return is calculated as follows:

(17.70% x 45%) + [(6% x 2) x 30%] + [(10% x 2) x 25%] = 16.565%

Accordingly, the investor receives a payment at maturity of $1,165.65 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 x 16.565%) = $1,165.65

Example 4: The level of the Dow Jones EURO STOXX 50® Index decreases from a Starting Underlying Level of 4300 to an Ending Underlying Level of 3870, the FTSE™ 100 Index decreases from a Starting Underlying Level of 6400 to an Ending Underlying Level of 5760, and the level of the Nikkei 225 Index decreases from a Starting Underlying Level of 16000 to an Ending Underlying Level of 14300. Because the Ending Underlying Level of each Component Underlying is less than its Starting Underlying Level by not more than 10%, the investor receives a payment at maturity of $1,000 per $1,000 principal amount note.

Example 5: The level of the Dow Jones EURO STOXX 50® Index decreases from a Starting Underlying Level of 4300 to an Ending Underlying Level of 3010, the FTSE™ 100 Index decreases from a Starting Underlying Level of 6400 to an Ending Underlying Level of 5120, and the level of the Nikkei 225 Index decreases from a Starting Underlying Level of 16000 to an Ending Underlying Level of 9600. Because the Ending Underlying Level of each Component Underlying is less than its Starting Underlying Level by more than 10%, the Basket Return is calculated as follows:

{[(-30% + 10%) x 1.1111] x 45%} + {[(-20% + 10%) x 1.1111] x 30%} + {[(-40% + 10%) x 1.1111) x 25%} = -21.666%

Accordingly, the investor receives a payment at maturity of $783.34 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 x -21.666%) = $783.34

Example 6: The level of the Dow Jones EURO STOXX 50® Index decreases from a Starting Underlying Level of 4300 to an Ending Underlying Level of 3010, the FTSE™ 100 Index decreases from a Starting Underlying Level of 6400 to an Ending Underlying Level of 5760, and the level of the Nikkei 225 Index decreases from a Starting Underlying Level of 16000 to an Ending Underlying Level of 9600. Because the Ending Underlying Level of the FTSE™ 100 Index is less than its Starting Underlying Level by not more than 10% and the Ending Underlying Level of each of the other Component Underlyings is less than its Starting Underlying Level by more than 10%, the Basket Return is calculated as follows:

{[(-30% + 10%) x 1.1111] x 45%} + 0% + {[(-40% + 10%) x 1.1111) x 25%} = -18.333%

Accordingly, the investor receives a payment at maturity of $816.67 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 x -18.333%) = $816.67

Example 7: The level of the Dow Jones EURO STOXX 50® Index increases from a Starting Underlying Level of 4300 to an Ending Underlying Level of 4601, the FTSE™ 100 Index decreases from a Starting Underlying Level of 6400 to an Ending Underlying Level of 5120, and the level of the Nikkei 225 Index decreases from a Starting Underlying Level of 16000 to an Ending Underlying Level of 11200. Because the Ending Underlying Level of the Dow Jones EURO STOXX 50® Index is greater than its Starting Underlying Level, and the Underlying Return of 7.00% multiplied by 2 does not exceed the applicable Maximum Return of 17.70%, and the Ending Underlying Level of each of the other Component Underlyings is less than its Starting Underlying Level by more than 10%, the Basket Return is calculated as follows:

[(7% x 2) x 45%] + {[(-20% + 10%) x 1.1111] x 30%} + {[(-30% + 10%) x 1.1111) x 25%} = -2.589%

Accordingly, the investor receives a payment at maturity of $974.11 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 x -2.589%) = $974.11

JPMorgan Structured Investments —
Notes Linked to a Weighted Basket of Three Buffered Enhanced Components, Consisting of the Dow Jones EURO STOXX 50® Index, the FTSE™ 100 Index and the Nikkei 225 Index
TS-2

Selected Purchase Considerations

  APPRECIATION POTENTIAL — The notes provide the opportunity to enhance equity returns by multiplying a positive Underlying Return for each Component Underlying by two, up to the Maximum Return of 17.70% for the Dow Jones EURO STOXX 50® Index, 16.10% for the FTSE™ 100 Index and 22.50% for the Nikkei 225 Index. Accordingly, the maximum payment at maturity is $1,184.20 for every $1,000 principal amount note. The actual Maximum Total Return on the notes will be set on the pricing date and will not be less than 17.70%, 16.10% and 22.50%, respectively. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.
  LIMITED PROTECTION AGAINST LOSS — Payment at maturity of the principal amount of the notes is protected against a decline in the Ending Underlying Level of each Component Underlying, as compared to the applicable Starting Underlying Level, of up to 10%. If the Ending Underlying Level of a Component Underlying declines by more than 10%, for every 1% decline of the Component Underlying beyond 10%, the Component Return for the Basket Component linked to such Component Underlying will be reduced by 1.1111%.
  DIVERSIFICATION AMONG THE COMPONENT UNDERLYINGS — Because the Basket Component linked to the Dow Jones EURO STOXX 50® Index makes up 45% of the Basket, we expect that generally the market value of your notes and your payment at maturity will depend significantly on the performance of the Dow Jones EURO STOXX 50® Index.
  The return on the notes is linked to a weighted basket consisting of three buffered return enhanced components, each linked to the Dow Jones EURO STOXX 50® Index, the FTSE™ 100 Index and the Nikkei 225 Index, respectively. The Dow Jones EURO STOXX 50® Index consists of 50 component stocks of market sector leaders from within the Eurozone. The Dow Jones EURO STOXX 50® Index and STOXX® are the intellectual property (including registered trademarks) of STOXX Limited, Zurich, Switzerland, and/or Dow Jones & Company, Inc., a Delaware corporation, New York, USA (the “Licensors”), which are used under license. The notes are in no way sponsored, endorsed, sold or promoted by the Licensors and neither of the Licensors shall have any liability with respect thereto. The FTSE™ 100 Index measures the composite price performance of stocks of the largest 100 companies (determined on the basis of market capitalization) traded on the London Stock Exchange. The Nikkei 225 Index consists of 225 stocks listed on the First Section of the Tokyo Stock Exchange and which, therefore, are among the most actively traded on that exchange. For additional information about each Component Underlying, see the information set forth under “The Dow Jones EURO STOXX 50® Index,” “The FTSE™ 100 Index” and “The Nikkei 225 Index” of the accompanying product supplement no. 103-I.
  CAPITAL GAINS TAX TREATMENT — You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 103-I. The pricing of the notes is subject to delivery of an opinion of our special tax counsel, Davis Polk & Wardwell, that it is reasonable to treat your purchase and ownership of the notes as an “open transaction” for U.S. federal income tax purposes. The opinion will be subject to the limitations described in the section entitled “Certain U.S. Federal Income Tax Consequences” in product supplement no. 103-I and will be based on certain factual representations to be received from us on or prior to the pricing date. Assuming this characterization is respected, your gain or loss on the notes should be treated as long-term capital gain or loss if you hold the notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the Internal Revenue Service or a court may not respect this characterization or treatment of the notes, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected. You should consult your tax adviser regarding the treatment of the notes, including possible alternative characterizations.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket, the Basket Components, the Component Underlyings or any of the component stocks of the Component Underlyings. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 103-I dated October 19, 2007.

  YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The return on the notes at maturity is linked to the performance of the Component Underlyings and will depend on whether, and the extent to which, the Underlying Return is positive or negative. Your investment will be exposed on a leveraged basis to any decline in the Ending Underlying Level for any Component Underlying beyond the 10% buffer as compared to the Starting Underlying Level.
  THE COMPONENT RETURN FOR EACH BASKET COMPONENT IS LIMITED TO THE APPLICABLE MAXIMUM RETURN — If the Ending Underlying Level of a Component Underlying is greater than its Starting Underlying Level, the Component Return for the Basket Component linked to such Component Underlying will not exceed a predetermined percentage, regardless of the appreciation in the Component Underlying, which may be significant. We refer to this percentage for each Basket Component as a Maximum Return, which will be set on the pricing date and will not be less than 17.70%, 16.10% and 22.50% for the Dow Jones EURO STOXX 50® Index, the FTSE™ 100 Index and the Nikkei 225 Index, respectively. Assuming the Maximum Return for each Basket Component is equal to the applicable percentage set forth in the immediately preceding sentence, you payment at maturity will not exceed $1,184.20 for each $1,000 principal amount note.
  CHANGES IN THE VALUES OF THE COMPONENT UNDERLYINGS MAY OFFSET EACH OTHER — Price movements in the Component Underlyings may not correlate with each other. At a time when the value of one or more of the Component Underlyings increases, the value of the other Component Underlyings may not increase as much or may even decline. Therefore, in calculating the Basket Return, increases in the value of one or more of the Component Underlyings may be moderated, or more than offset, by lesser increases or declines in the level of the other Component Underlying or Component Underlyings. For example, assuming the Maximum Return for each Basket Component is equal to the applicable percentage set forth on the front cover of this term sheet no. 4-A, the negative Component Return resulting from a 20% decline in the Ending Underlying Level of the Dow Jones EURO STOXX 50® Index, as compared to its Starting Underlying Level, would more than offset the positive Component Returns resulting from any and all appreciation in both the FTSE™ 100 Index and the Nikkei 225 Index, which appreciation may be significant.

JPMorgan Structured Investments —
Notes Linked to a Weighted Basket of Three Buffered Enhanced Components, Consisting of the Dow Jones EURO STOXX 50® Index, the FTSE™ 100 Index and the Nikkei 225 Index
TS-3

  CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity described in this term sheet no. 4-A is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates. As a result, the price, if any, at which J.P. Morgan Securities Inc., which we refer to as JPMSI, will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.
  NO PERIODIC INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive periodic interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing any of the Component Underlyings would have.
  NO DIRECT EXPOSURE TO FLUCTUATIONS IN FOREIGN EXCHANGE RATES — The value of your notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies upon which the stocks underlying each Component Underlying are based, although any currency fluctuations could affect the performance of the Basket. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the notes, you will not receive any additional payment or incur any reduction in your payment at maturity.
  LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMSI intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMSI is willing to buy the notes.
  POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.
  MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the level of the Component Underlyings on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:
    the expected volatility of the Component Underlyings;
    the time to maturity of the notes;
    the dividend rate on the common stocks underlying the Component Underlyings;
    interest and yield rates in the market generally;
    a variety of economic, financial, political, regulatory or judicial events;
    the exchange rate and volatility of the exchange rate between the U.S. dollar, the European Union euro, the British pound and the Japanese yen; and
    our creditworthiness, including actual or anticipated downgrades in our credit ratings.
  THE OFFERING OF THE NOTES MAY BE TERMINATED BEFORE PRICING — This term sheet no. 4-A has not been reviewed by our special tax counsel, Davis Polk & Wardwell, and the pricing of the offering of the notes is subject to delivery by them of an opinion regarding the tax treatment of the notes as described under “Selected Purchase Considerations — Capital Gains Tax Treatment” above. If our special tax counsel does not deliver this opinion prior to pricing, the offering of the notes will be terminated.

JPMorgan Structured Investments —
Notes Linked to a Weighted Basket of Three Buffered Enhanced Components, Consisting of the Dow Jones EURO STOXX 50® Index, the FTSE™ 100 Index and the Nikkei 225 Index
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Historical Information

The following graphs show the historical weekly performance of each Component Underlying from January 4, 2002 through November 9, 2007. The Index closing level of the Dow Jones EURO STOXX 50® Index on November 14, 2007 was 4338.28. The Index closing level of the FTSE™ 100 Index on November 14, 2007 was 6432.10. The Index closing level of the Nikkei 225 Index on November 14, 2007 was 15499.56.

We obtained the various Index closing levels of the Component Underlying below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of information obtained from Bloomberg Financial Markets. The historical levels of each Component Underlying should not be taken as an indication of future performance, and no assurance can be given as to the Index closing level of any Component Underlying on any of the Ending Averaging Dates. We cannot give you assurance that the performance of the Component Underlyings will result in the return of any of your initial investment.

Supplemental Underwriting Information

JPMSI, acting as agent for JPMorgan Chase & Co., will receive a commission that will depend on market conditions on the pricing date. In no event will that commission, which includes structuring and development fees, exceed $15.00 per $1,000 principal amount note. See “Underwriting” beginning on page PS-70 of the accompanying product supplement no. 103-I.

For a different portion of the notes to be sold in this offering, an affiliated bank will receive a fee and another affiliate will receive a structuring and development fee. In no event will the total amount of these fees exceed $15.00 per $1,000 principal amount note.

JPMorgan Structured Investments —
Notes Linked to a Weighted Basket of Three Buffered Enhanced Components, Consisting of the Dow Jones EURO STOXX 50® Index, the FTSE™ 100 Index and the Nikkei 225 Index
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